Exhibit 10.31

Incentive Bonus Formula for 2008 for Sean Harrington

Incentive Bonus. Employee shall be eligible to receive a bonus (the "Incentive Bonus") as described in this Section 3(a)(ii). The Incentive Bonus shall consist of two components, as described below.

(A) The first component of the Incentive Bonus is as follows. In the event that for any Year during the Term, Net Income from Elemis-Related Operations (as defined below) shall equal ninety percent (90%) of the amount thereof as set out in the applicable budgets for that Year ("Budgeted Net Income") which budgets (or summary versions thereof) shall have been approved for the purpose of the remuneration for that Year hereunder by the Compensation Committee of the Steiner Board (the "Committee"), then, Employee shall be entitled to receive an amount equal to 0.20 times the Base Salary then in effect for the Year in question. In the event that, for any Year during the Term, Net Income from Elemis-Related Operations exceeds ninety percent (90%) of Budgeted Net Income for such Year, then, for each one percent (1%) increase over ninety percent (90%), up to one hundred percent (100%) of Budgeted Net Income for that Year, Employee shall be entitled to receive an additional amount equal to 0.020 times the Base Salary then in effect for the Year in question. In addition, for each percent that one hundred percent (100%) of Budgeted Net Income is exceeded for a Year in question, Employee shall be entitled to receive under this Section 3(a)(ii)(A) additional bonus payments equal to 0.016 times the Base Salary, up to a maximum Incentive Bonus under this section 3(a)(ii)(A) of 0.80 times Base Salary. For purposes of this Section 3(a)(ii)(A), Net Income from Elemis-Related Operations for a Year means the cumulative result of the net income of the Company, reduced by the net income of the Company attributable to transactions with Affiliates, and increased by net income from "Cosmetics Export" as each of these three "net incomes" is defined for purposes of the budgets of Steiner, which budgets, or summary versions thereof, are approved by the Committee for the Year in question.

(B) The second component of the Incentive Bonus is as follows. In the event that for any Year during the Term, Steiner shall have met ninety percent (90%) of the earnings per share for Steiner as set out in a budget for that Year ("Budgeted EPS"), which budget or a summary version thereof shall have been approved for the purpose of the remuneration payable for that Year hereunder by the Committee, then, Employee shall be entitled to receive an amount equal to 0.05 times the Base Salary then in effect for the Year in question. In the event that, for any Year during the Term, Steiner exceeds ninety percent (90%) of the Budgeted EPS for such Year, then, for each percent increase over ninety percent (90%), up to one hundred percent (100%) of Budgeted EPS for that Year, Employee shall be entitled to receive an additional amount equal to 0.005 times the base salary then in effect for the Year in question. In addition, for each percent that one hundred percent (100%) of Budgeted EPS is exceeded for a Year in question, Employee shall be entitled to receive under this Section 3(a)(ii)(B), additional bonus payments equal to 0.004 times the Base Salary, up to a maximum Incentive Bonus under this Section 3(a)(ii)(B) of 0.20 times Base Salary.

(C) Notwithstanding the foregoing, Employee shall not be entitled to receive any Incentive Bonus in excess of two and one-half percent (2.50%) of the budgeted net income of Steiner pursuant to this Section 3(a)(ii) for any Year. Any amount which Employee is entitled to receive under this Section 3(a)(ii) shall be payable within sixty (60) days after the end of the Year in question.

(D) Except as otherwise provided in Sections 5(a), 5(b), 5(d) and 5(e), below, Employee shall only be entitled to receive an Incentive Bonus with respect to a Year if Employee is employed by the Company under this Agreement at the close of business on December 31st of that Year.

Reduction in Bonus. The Incentive Bonus payable pursuant to this Agreement may be subject to a reduction of up to twenty-five percent (25%) in the discretion of the Committee in the event that Employee commits a material violation of a Company or Steiner policy or consistently fails to follow a Company or Steiner policy or policies (collectively, a "Violation") and Employee is required to promptly inform the CEO of any Violation with respect to any officer of the Company or any Affiliate thereof of which Employee becomes aware.